March 19, 2010

VIA ELECTRONIC TRANSMISSION

Melissa Kindelan

Staff Accountant

Mail Stop 4561

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	SYNNEX Corporation

Form 10-K for Fiscal Year Ended November 30, 2009

Filed February 5, 2010

Form 8-K

Furnished January 5, 2010

File No. 001-31892

On behalf of SYNNEX Corporation (the “Company”), this letter is to confirm your phone conversation on Friday, March 19, 2010 with Mike Vaishnav, Senior Vice President, Corporate Controller, that the staff of the Securities and Exchange Commission granted the Company additional time to respond to comments on the above-referenced Form 10-K and Form 8-K dated March 11, 2010. Accordingly, we advise that the Company will provide its response to these comments on or prior to April 21, 2010.

Sincerely,

/s/ Thomas Alsborg

Thomas Alsborg

Chief Financial Officer

cc: Craig Wilson, Senior Assistant Chief Accountant

Kevin Murai

Simon Leung, Esq.

Allison Leopold Tilley, Esq.

Anne Marie Vitale